Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215

Mark E. Yale	Lisa A. Indest
Executive V.P., CFO	Senior V.P., Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

Wednesday, September 8, 2010

GLIMCHER TO ACQUIRE FULL OWNERSHIP OF SIGNATURE
SCOTTSDALE QUARTER DEVELOPMENT PROJECT

Glimcher to Purchase Land for all Three Phases, Joint Venture Agreement to be Terminated

COLUMBUS, OH—September 8, 2010—Glimcher Realty Trust, (NYSE:GRT), one of the country’s premier retail REITs, today announced that it entered into agreements to purchase the land for all three phases of its Scottsdale Quarter® development project in Scottsdale, Arizona from affiliates of their existing joint venture partner. The total purchase price is approximately $120 million.  Upon the closing of the transactions covered by the purchase agreements, , the existing joint venture arrangement will be terminated, giving Glimcher full control and ownership over all improvements, in addition to the land.  Upon closing, the joint venture partner will be released from all obligations related to the project.

“Continuing to invest in a project of Scottsdale Quarter’s caliber is consistent with our goal of improving portfolio quality,” stated Michael P. Glimcher, Chairman of the Board and CEO.  “Having full control of both the ground and the improvements enhances the overall value of our investment in this premier property.”

Scottsdale Quarter® includes approximately 600,000 square feet of premium retail and office space in the heart of Scottsdale, Arizona and is currently owned by a joint venture, of which Glimcher has a 50% interest.  Phase I of Scottsdale Quarter® opened in 2009 with Phase II scheduled to come on line in the fall of 2010.  The land for the first two phases of the project is currently owned by Glimcher’s joint venture partner and is leased to the joint venture.  The ground lease has a term of 99 years and has an annual ground lease payment of approximately $5.5 million a year with certain escalations in payment over the term of the lease.  The third phase constitutes undeveloped land adjacent to the first two phases that was initially planned to be developed independently by Glimcher’s joint venture partner with the retail component being delivered to Scottsdale Quarter through condominium rights.  Under the purchase agreements, the partner’s interest in the land, ground lease and in the joint venture will be conveyed to Glimcher subsidiaries.  The third phase may be developed by Glimcher for retail, hotel, office and/or residential use.

The Company expects to fund the acquisition through approximately $85 million of mortgage debt with the remainder to be funded through availability under its credit facility.  The purchase of the Phase I and II land is expected to occur in September 2010.  The Phase III land purchase along with the termination of the joint venture is expected to close in October 2010.

About Glimcher

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers as well as community centers.  Glimcher® and Scottsdale Quarter® are registered trademarks of Glimcher Realty Trust.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRTPrF” and “GRTPrG,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.